Exhibit 3.122

CERTIFICATE OF FORMATION

OF

CIVFI-GA1W24, LLC

This Certificate of Formation of CIVFI – GA1W24, LLC (the “LLC”), dated as of December 20, 2004, has been duly executed and is being filed to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is: CIVF I – GA1W24, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

FOURTH. Cabot Industrial Value Fund, L.P., a Delaware limited partnership, is the sole member of the LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Paul Jakubowski
Paul Jakubowski
Authorized Person